                                                                    EXHIBIT 10.6

                            OPTION TO MERGE AGREEMENT
                                 ACNET USA, INC.


     This Option to Merge Agreement is entered into as of June 9, 1999 by and among MCC ACQUISITION CORP. ("Purchaser"), a wholly owned subsidiary of MURDOCK COMMUNICATIONS CORPORATION ("Murdock"), and the shareholders of ACNET USA, INC. ("AcNet USA") (the "Shareholders"), all of whom are listed on the signature page of this Agreement, and ACNET USA, INC.

                                    RECITALS

     A. Purchaser desires to have an option to merge AcNet USA with a wholly-owned subsidiary of Purchaser ("Merger Co.").

     B. AcNet USA desires to grant to Purchaser an option to merge AcNet USA with Merger Co.

     C. The Shareholders desire to enter into this Agreement to facilitate the Merger, as described below.

                                    AGREEMENT

     In consideration of the recitals and agreements set forth below, the parties agree:

     1    Irrevocable Option to Purchase AcNet USA Shares.

          (a) AcNet USA hereby grants to Purchaser the continuing option to merge AcNet USA with a wholly-owned subsidiary of Purchaser, with AcNet USA as the surviving entity (the "Merger"), pursuant to the applicable laws of Texas and Iowa, for the aggregate consideration described on Exhibit A. Purchaser may exercise such option upon ten days' prior written notice to AcNet USA.

          (b) The closing (the "Closing") of the Merger shall take place at a time and place agreed to by AcNet USA and Purchaser. In the absence of such an agreement, the Closing shall be at 10 a.m. at Murdock's executive office on the first business day ten days after the exercise of the option set forth in section 1(a) above. At the Closing: (i) the Shareholders shall receive cash and certificates for their respective shares of the Murdock common stock constituting the purchase



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price described on Exhibit A; (ii) the Shareholders shall deliver to Purchaser certificates for all of the outstanding shares of capital stock of AcNet USA (the "AcNet USA Shares"), duly endorsed for transfer; and (iii) AcNet USA, Purchaser and Merger Co. shall execute and deliver a merger agreement among them, and articles of merger, reasonably satisfactory in form and substance to Purchaser.

          (c) This option may be exercised by notice to AcNet USA given at any time prior to December 31, 1999 (the "Option Period") at which time the option shall expire if not exercised.

          (d) The Shareholders and AcNet USA agree that, during the Option Period, they shall cause AcNet USA to be managed so as to ensure that AcNet USA shall not, unless it receives the prior written consent of Purchaser: (i) merge or consolidate AcNet USA with any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a governmental entity or any department, agency or political division thereof; (ii) sell, lease or otherwise dispose of any of AcNet USA's assets; (iii) liquidate, dissolve or effect a recapitalization or reorganization of AcNet USA in any form of transaction; (iv) create, incur, assume, guarantee, be or remain liable for, contingently or otherwise, or suffer to exist any indebtedness, other than indebtedness to Murdock and the indebtedness of AcNet USA presently existing; or (v) conduct discussions or negotiations with respect to a transaction of the type described in clauses (i) through (iv) with any party. Each Shareholder represents and warrants that such Shareholder's holdings of AcNet USA Shares are accurately described on Exhibit A.

          (e) The parties intend that the Merger shall qualify as a non-taxable reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, except to the extent of the cash paid in the transaction, and the parties agree to use their reasonable best efforts to obtain an opinion of tax counsel reasonably acceptable to them that the Merger so qualifies.

          (f) On the Closing date, AcNet USA and Intercarrier Transport Corporation ("ITC") will enter into a management agreement under which AcNet USA will manage the business and activities of ITC, with reimbursement to AcNet USA for the reasonable costs and expenses (including an overhead allocation of 3%) incurred by AcNet USA in providing such management services. The management agreement will terminate on the earlier of (i) the purchase by Purchaser or Murdock of the ITC Stock or (ii) December 31, 1999.

          (g) On the Closing date, AcNet USA and AcNet S.A. de C.V. ("ACN") will enter into a management agreement under which AcNet USA will manage the business and activities of ACN, with reimbursement to AcNet USA for



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the reasonable costs and expenses (including an overhead allocation of 3%)
incurred by AcNet USA in providing such management services. The ACN management agreement will terminate upon termination of AcNet USA's management agreement with ITC.

          (h) On the Closing date, ITC and ACN will enter into a telecommunications services agreement having terms and conditions which are acceptable to MCC and R.S. Ashton.

          (i) As of the date of this Agreement, 1,650,000 shares represents approximately 7.78% of the issued and outstanding common stock of Murdock on a fully-diluted basis, but without giving effect to the transactions contemplated by the Option to Merge Agreement among Purchaser, Murdock and ITC dated the date hereof. The parties acknowledge that such percentage may change, based on transactions Murdock may conduct, prior to the date of Closing. The parties also agree that the number of Murdock shares issuable hereunder will be adjusted proportionately if Murdock issues a stock split or stock dividend or if there is a reverse split or similar recapitalization of the Murdock common stock.

     2. Injunctive Relief. The parties hereto agree that any party may apply for and obtain from any U.S. state or federal court appropriate injunctive relief prohibiting the violation of the terms of this Agreement. Such remedy shall be cumulative and not exclusive.

     3. Waiver. Any party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing.

     4. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) two days after delivery to a reputable overnight courier service, or (iii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested:

          (a)  If to Purchaser, to:

               MCC Acquisition Corp.
               Attn:  Thomas E. Chaplin
               1112 29th Avenue, S.W.
               Cedar Rapids, IA 52404
               Telephone No.:  319-362-6900






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          (b)  If to AcNet USA and/or any Shareholder, to:

               AcNet USA, Inc.
               Attn: R.S. Ashton
               200 South 10th Street
               Suite 400
               McAllen, Texas 78501-4871
               Telephone No.: 956-984-4000

or to such other address or addresses as the parties may from time to time designate in writing.

     5. Reliance. Each of the parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to it in or pursuant to this Agreement, notwithstanding any investigations conducted by or on its behalf or notice, knowledge or belief to the contrary.

     6. Construction; Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Iowa, U.S.A., without regard to conflicts of law principles. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     7. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8. Other Agreements. The parties acknowledge that in connection with the Merger certain other agreements will be entered into. The parties agree to negotiate the terms and conditions of such definitive agreements in good faith. The parties further agree as follows:

          (a) Certain of the Shareholders have relationships with other companies that are active in various technology markets. Accordingly, the following companies shall not be deemed competitors with AcNet USA in connection with any noncompetition clauses incorporated in the definitive agreements:
Ashton Systems Corporation; The Ashton Group, Inc.; Texas Facilities Service Corporation; L&L Consultores S.A. de C.V.; CSX S.A. de C.V.;



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and ICT Consulting, Inc. The Shareholders represent and warrant that such entities do not derive revenues from the target markets of AcNet USA, AcNet, S.A. de C.V. or Murdock, except as Murdock may consent in writing.

          (b) At or prior to the Closing, R.S. Ashton and Cesar Nava will enter into employment agreements with AcNet USA. R.S. Ashton will be the Chief Executive Officer of AcNet USA and a director/director general of AcNet USA, AcNet S.A. de C.V., AcNet Internet S.A. de C.V. and AcNet Panama S.A. (collectively, the "AcNet Companies"). Mr. Ashton's first year salary shall be $50,000, his second year salary shall be $100,000 and his third year salary shall be $150,000. Mr. Ashton's employment agreement will provide for medical coverage in the United States and Mexico, as well as the use of a 2000 Jeep Cherokee Limited and driver while traveling in Mexico. Cesar Nava shall be Senior Vice President of Network Services and a director of the AcNet Companies. His salary shall be $124,000 and he shall receive U.S. and Mexican medical coverage. Mr. Nava will receive a signing bonus of $74,000. Mr. Ashton and Mr. Nava will be eligible for bonuses and options as approved by Murdock's Board of Directors. Their base salaries shall be subject to annual review by the Compensation Committee of Murdock's Board of Directors, but will not be decreased without the employee's consent. Each of the employment agreements shall provide that if the employee is terminated by the company without Cause, or by the employee with Good Reason, prior to the end of the three-year term, the employee shall receive as severance payment in full of the base salary due for the remaining term, plus one year of additional base salary (at year 3 levels), all paid within 15 days after the termination; provided, in no event shall aggregate severance consideration exceed three years' base salary. "Cause" will include conviction of a felony, material misappropriation of funds, and willful failure to comply with a lawful and material directive of the Board of Directors of Murdock which is not inconsistent with the employment agreement. "Good Reason" means a material change in the employee's duties, title or authority, requiring relocation to an area not approved by the employee, and a material breach of the agreements with the employee. Each employment agreement will prohibit competition by the employee for a six-month post-termination period.

          (c) Mr. Ashton and Mr. Nava shall have the right to name or fill two seats on the Board of Directors of any of the AcNet Companies. Each such board shall consist of five to seven directors of which two shall be selected by Murdock; the remaining one to three directors shall be elected unanimously by the other directors.

          (d) The Shareholders represent and warrant that all of the outstanding ownership rights and interests in AcNet Panama S.A., a Panama corporation, are and at Closing will be held by ITC.


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          (e)  Murdock shall provide up to 100,000 shares, in the aggregate, of
Murdock common stock to be utilized by the AcNet Companies in connection with the recruitment and retention of qualified executives. Any grants of such shares (or options therefor) shall be approved by the Board of Directors of AcNet USA.

          (f) In the event that Murdock sells greater than 50% of its aggregate interest in the AcNet Companies, or if Mr. Ashton's employment agreement is terminated prior to the end of the three-year term, Mr. Ashton shall be granted observer rights on the Murdock Board of Directors.

          (g) In addition to standard officer/director indemnification, AcNet USA will indemnify and hold Messrs. Ashton and Nava harmless from any loss, cost, damage or expense either of them may suffer as a result of acting as a legal representative of any of the AcNet companies in Mexico or Panama, except to the extent such liability resulted from such person's bad faith or intentional violations of law.

     9. Irrevocable Proxies; Enforceability. Each Shareholder hereby grants to Murdock an irrevocable proxy to vote such Shareholder's AcNet USA Shares in connection with any shareholder vote required in connection with the Merger. Each Shareholder acknowledges that such proxy is coupled with an interest by virtue, among other things, of Murdock's loans to AcNet, S.A. de C.V. Each Shareholder hereby irrevocably waives any statutory dissenter's or appraisal rights in connection with the Merger. AcNet USA and each Shareholder represent and warrant to Purchaser and Murdock that the AcNet USA board of directors has duly approved the Merger and that this Agreement is a valid and binding obligation of each of them, enforceable according to its terms, except as such enforceability may be limited by bankruptcy or creditors' rights laws. AcNet and each Shareholder agree that, without limiting their other remedies, Purchaser and Murdock may specifically enforce this Agreement in any court of appropriate jurisdiction.

     10. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

     11. Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Purchaser and AcNet USA, which approval shall not be unreasonably withheld by any party; provided, however, that nothing herein shall prevent any party from publishing such press releases or other public



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communications as such party may consider necessary in order to satisfy such party's legal or contractual obligations.

     12.  Miscellaneous Items.

          (a) All loans payable by AcNet USA, AcNet and the related companies to R.S. Ashton and other stockholders and employees will be paid in full on or prior to the Closing date. The aggregate amount of such loans is less than $250,000.

          (b) Murdock will indemnify R.S. Ashton against any loss or liability resulting from personal guarantees made by R.S. Ashton with respect to any of the companies and disclosed in writing to Murdock prior to the Closing, and will use its best efforts to have R.S. Ashton released from all such guarantees within 30 days after the Closing. None of such guarantees have been granted after June 1, 1999.

          (c) AcNet USA will use reasonable good faith efforts to obtain audited financial statements prior to the Closing. If the Closing does not occur, then the cost of such audit will be paid by Murdock and will be deducted from the loans payable by AcNet to Murdock. In addition, Murdock will pay up to $10,000 of the aggregate legal fees incurred by R.S. Ashton, AcNet USA and related companies in connection with the transaction.

          (d) The Shareholders will be entitled to piggyback registration rights with respect to the Murdock common stock they receive under this Agreement.

          IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.


                                 MCC ACQUISITION CORP.

                                 By:/s/ Thomas E. Chaplin
                                    -----------------------------------
                                           Thomas E. Chaplin,
                                           Chief Executive Officer



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                                 SHAREHOLDERS

                                 /s/ Rae Stewart Ashton
                                    -----------------------------------
                                             Rae Stewart Ashton

                                 /s/ Cesar Nava Diaz Ceballos
                                    -----------------------------------
                                             Cesar Nava Diaz Ceballos

                                 /s/ Mary E. Ashton
                                    ------------------------------------
                                             Mary E. Ashton

                                 /s/ Laurie Sanford
                                    ------------------------------------
                                             Laurie Sanford

                                 /s/ Mary Grace Gudis
                                    -----------------------------------
                                             Mary Grace Gudis

                                 /s/ Jesus Reyna Herrera
                                    -----------------------------------
                                             Jesus Reyna Herrera

                                 /s/ Arthur William Adams, Jr.
                                    -----------------------------------
                                             Arthur William Adams, Jr.

                                 /s/ Eduardo Nava Diaz Ceballos
                                    -----------------------------------
                                             Eduardo Nava Diaz Ceballos

                                 /s/ Olga Cardenas Lopez
                                    -----------------------------------
                                             Olga Cardenas Lopez

                                 /s/ Ivan Villalobos Hernandez
                                    -----------------------------------
                                             Ivan Villalobos Hernandez

                                 /s/ Kyle Edward Evans, Jr.
                                    -----------------------------------
                                             Kyle Edward Evans, Jr.

                                 /s/ Jack L. Ashton
                                    -----------------------------------
                                             Jack L. Ashton

                                 /s/ Julian Pascoe Martinez
                                    -----------------------------------
                                             Julian Pascoe Martinez




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                                 /s/ Melinda R. Chagnon
                                    -----------------------------------
                                           Melinda R. Chagnon


                                 MURDOCK COMMUNICATIONS CORPORATION

                                 By:/s/ Thomas E. Chaplin
                                    -----------------------------------
                                           Thomas E. Chaplin,
                                           Chief Executive Officer

                                 ACNET USA, INC.

                                 BY/s/ Rae Stewart Ashton
                                    -----------------------------------
                                           Rae Stewart Ashton,
                                           Chief Executive Officer















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                                    EXHIBIT A


                                 ACNET USA, INC.
                                 ---------------



                                                                    PURCHASE CONSIDERATION
                                                          -------------------------------------------
                                          AcNet USA          Shares of Murdock
Shareholders                             Shares Held            Common Stock              Cash
------------------------------------ -------------------- ------------------------- -----------------
Rae Stewart Ashton                            800             1,320,000                   $160,000
Cesar Nava Diaz Ceballos                      130               214,500                     26,000
Mary E. Ashton                                 15                24,750                      3,000
Eduardo Nava Diaz Ceballos                      5                 8,250                      1,000
Julian Pascoe Martinez                          8                13,200                      1,600
Melinda R. Chagnon                             15                24,750                      3,000
Olga Cardenas Lopez                             1                 1,650                        200
Ivan Villalobos Hernandez                       3                 4,950                        600
Kyle Edward Evans, Jr.                          1                 1,650                        200
Jack L. Ashton                                  5                 8,250                      1,000
Arthur William Adams, Jr.                       1                 1,650                        200
Jesus Reyna Herrera                             6                 9,900                      1,200
Mary Grace Gudis                                5                 8,250                      1,000
Laurie Sanford                                  5                 8,250                      1,000
==================================== ==================== ========================= =================

Totals                                      1,000             1,650,000                   $200,000